Exhibit 99.2

System1 Announces Intention to Voluntarily Delist from The New York Stock Exchange

LOS ANGELES, CA – November 12, 2026 – System1, Inc. (NYSE: SST) ("System1" or the "Company"), which operates flagship internet utilities including CouponFollow, MapQuest, and Startpage, and a best-in-class customer acquisition and marketing platform powered by artificial intelligence, today announced its intention to voluntarily delist its common stock from the New York Stock Exchange ("NYSE"), and has correspondingly applied to have its Class A common stock quoted on the OTCQB Venture Market ("OTCQB").

The Company's management has been evaluating its listing options for its Class A Common Stock and has concluded that the cost of compliance required to remain listed on the NYSE outweighed the benefits the Company realized from being listed on the NYSE in the current market environment. This decision to voluntarily delist from the NYSE is in line with the Company’s on-going efforts to reduce its general and administrative costs, and the Company’s management expects to benefit from the OTCQB’s more streamlined administrative continued listing requirements.

By eliminating the continued listing standards required to remain listed on the NYSE, the Company’s management anticipates that it will be able to allocate greater focus and resources on its business operations and continuing to develop engaging products for the users of its core utilities.

The Company intends to file a Form 25 with the Securities and Exchange Commission to delist its Class A common stock from NYSE on or about November 23, 2026, and as a result, the Company expects that the last trading day of its Class A common stock on NYSE will be on or about December 3, 2026. The Company has also submitted an application to have its Class A common stock quoted on OTCQB, and currently expects that its Class A common stock will be approved for trading on the OTCQB on the trading day immediately following the date on which its Class A common stock is no longer listed for trading on the NYSE, which management estimates to be on or about December 4, 2026, subject to receiving approval for listing from the OTCQB. The Company expects a seamless transfer for the listing of its Class A common stock to the OTCQB, which will enable its investors to hold and trade their shares of the Company’s Class A common stock without interruption.

Following the delisting from the NYSE and the expected corresponding listing on the OTCQB, the Company will continue to remain subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. As a result, the Company’s Stockholders will not be required to exchange any of their existing shares, and the Company expects electronic trading of its Class A common stock to continue to be available without any material disruption.

About System1, Inc.

System1 operates flagship internet utilities including CouponFollow, MapQuest, and Startpage, and a best-in-class marketing platform powered by artificial intelligence, enabling third party publishers to monetize and maximize the value of user traffic across a wide range of advertising category verticals. For more information, visit www.system1.com.

Investors:
System1 Investor Relations
ir@system1.com